Exhibit 21.1

SUBSIDIARIES OF CHEVRONTEXACO CORPORATION*

At December 31, 2001

State or Country
Name of Subsidiary	in Which Organized

Chevron Capital Corporation	Delaware
Chevron Finance Company	Delaware
Chevron U.S.A. Inc.	Pennsylvania
Principal Divisions:
Chevron U.S.A. Production Company
Chevron Products Company
Limited Liability Company:
Chevron Chemical Company LLC	Delaware
Other subsidiaries:
Chevron Capital U.S.A. Inc.	Delaware
Chevron Oil Finance Company	Delaware
ChevronTexaco Overseas Petroleum Inc.	Delaware
Chevron U.K. Limited	United Kingdom
Chevron International Limited	Liberia
Chevron LNG Shipping Company Limited	Bermuda
Chevron Finance Holdings Limited	Bermuda
Chevron Asiatic Limited	Delaware
Chevron Australia Pty Limited	Australia
Texaco Inc.	Delaware
TRMI Holdings Inc.	Delaware
Texaco Overseas Holdings Inc.	Delaware
ChevronTexaco Global Energy Inc.	Delaware
Chevron Canada Finance Limited	Canada
Chevron Canada Limited	Canada
Chevron Nigeria Limited	Nigeria
Chevron Pipeline Company	Delaware
Cabinda Gulf Oil Company Limited	Bermuda
The Pittsburg & Midway Coal Mining Co.	Missouri
P.T. Caltex Pacific Indonesia	Indonesia
Texaco International Trader Inc.	Delaware
Saudi Arabian Texaco Inc.	Delaware
TEPI Holdings Inc.	Delaware
Texaco Exploration and Production Inc.	Delaware
Texaco Capital LLC	Turks and Caicos Islands
Texaco Capital Inc.	Delaware

*	All of the subsidiaries in the above list are wholly owned, either directly or indirectly, by ChevronTexaco Corporation. Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary at December 31, 2001.

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